                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 ----------

                                SCHEDULE 13G
                               (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                                 Yahoo! Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               984332-10-6
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 5 Pages


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CUSIP No. 984332-10-6                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     David Filo
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power             3,902,983
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power             0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power             3,902,983
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power             0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,902,983
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*  / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     14.72%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

                              Page 2 of 5 Pages
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ITEM 1(A).  NAME OF ISSUER
            Yahoo! Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3400 Central Expressway, Santa Clara, CA 95051
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            David Filo
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            Same as Item 1(b)
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            See Row 4 of cover page
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            984332-10-6
-------------------------------------------------------------------------------


ITEM 3.

         NOT APPLICABLE.

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        See Row 9 of cover page
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        See Row 11 of cover page
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              See Row 5 of cover page
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              See Row 6 of cover page
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              See Row 7 of cover page
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              See Row 8 of cover page
              -----------------------------------------------------------------

ITEM 5.

         NOT APPLICABLE.

ITEM 6.

         NOT APPLICABLE.

ITEM 7.

         NOT APPLICABLE.

                              Page 3 of 5 Pages
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ITEM 8.

         NOT APPLICABLE.

ITEM 9.

         NOT APPLICABLE.


ITEM 10. CERTIFICATION

         NOT APPLICABLE.


                              Page 4 of 5 Pages
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/5/97

                                       /s/ David Filo
                                       ----------------------------------------
                                       David Filo




                              Page 5 of 5 Pages